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                                                                      EXHIBIT 15

[KPMG LETTERHEAD]



MHM Services, Inc.
Vienna, Virginia


Ladies and Gentlemen:


With respect to the registration statement on Form S-2, we acknowledge our awareness of the use therein of our report dated August 9, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of MHM Services, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1999 (not presented herein); and in our report dated December 17, 1999, except for note 19, which is as of March 21, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Our report dated December 17, 1999, except for note 19, which is as of March 21, 2000, on the consolidated financial statements of MHM Services, Inc. and subsidiaries as of and for the year ended September 30, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, has a working capital deficiency, and is experiencing difficulty in generating sufficient cash flows to meet its obligations and sustain its operations. Such conditions raise substantial doubt as to the Company's ability to continue as a going concern. The condensed consolidated balance sheet as of September 30, 1999, does not include any adjustments that might result from the outcome of that uncertainty.

Very truly yours,

/s/ KPMG LLP

McLean, Virginia
August 15, 2000